As filed with the Securities and Exchange Commission on June 3, 2009
Registrant No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
COLLECTIVE BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-1813160

(State of Incorporation)	(I.R.S. Employer Identification No.)

3231 S.E. 6th Avenue, Topeka, Kansas	66607-2207

(Address of Principal Executive Offices)	(Zip Code)
2006 COLLECTIVE BRANDS, INC. STOCK INCENTIVE PLAN
(Full Title of Plan)
Harold J. Herman, II
Vice President, Group Counsel and Assistant Secretary
Michael J. Massey
Senior Vice President, General Counsel and Secretary
COLLECTIVE BRANDS, INC.
3231 S.E. 6th Avenue
Topeka, Kansas 66607-2207
(785) 233-5171
(Name, Address and Telephone Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered(1,2)	Offering Price Per Share(3)	Aggregate Offering Price(3)	Registration Fee
Common Stock, par value $0.01 per share together with attached Preferred Stock purchase rights	687,000	$14.57	$10,009,590	$559

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Collective Brands, Inc. (the “Registrant”) that becomes issuable under the plan to which this Registration Statement relates by reason of any stock dividend, stock split, recapitalization or other similar transaction of the Registrant.
(2) The Registrant previously filed Registration Statements on Form S-8 (File No. 333-134558) pursuant to which it registered 2,500,000 shares of Registrant’s Common Stock for issuance under the Collective Brands, Inc. 2006 Stock Incentive Plan formerly known as the Payless ShoeSource, Inc. 2006 Stock Incentive Plan (the “Plan”) and registration statement (File No. 333-143698) pursuant to which it registered 1,800,000 shares. This Registration Statement is being filed to register an additional 687,000 shares of Common Stock that may be issued under the Plan. The aggregate number of shares of the Registrant’s Common Stock issueable pursuant to such Plan registered pursuant to this Registration Statement and the earlier registration statements (including those shares of Common Stock actually issued pursuant to awards granted or made under the plan) is 4,987,000 shares of Common Stock.
(3) Fee computed pursuant to Rule 457(h)(1), based upon the average of the high and low prices paid for a share of the Company’s Common Stock on May 28, 2009, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	The information required by Items 1 and 2 of part 1 of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The Annual Report of Collective Brands, Inc. (the “Company” or “Registrant”) on Form 10-K (Commission File No. 1-14770) for the Fiscal Year ended January 31, 2009.
     (c) The Registrant’s Current Reports on Form 8-K filed on (i) February 27, 2009, (ii) March 10, 2009, (iii) March 27, 2009, (iv) May 14, 2009, and (v) May 21, 2009.
     (d) The description of the Registrant’s Common Stock and related Rights contained under the captions “New Payless Capital Stock” and “Possible Anti-takeover Effect of Certain Provisions of the New Payless Charter, the New Payless Bylaws and the DGCL” at pages 13-17 of the Registrant’s Registration Statement on Form S-4 (File No. 333-50577) including any amendment or report subsequently filed for the purpose of updating the description.
In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and amended, to constitute part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
The validity of the shares offered under the Registration Statement is being passed upon for Registrant by Harold J. Herman II, Esq., Vice President, Group Counsel and Assistant Secretary for the Registrant. Mr. Herman is an officer and employee of the Registrant. Mr. Herman owns Common Stock, par value $0.01 per share, and exercisable and non-exercisable options and stock settled stock appreciation rights to acquire shares of Common Stock of the Registrant. The aggregate of Mr. Herman’s ownership interests is less than one percent of the registrant’s Common Stock. Mr. Herman is also eligible to participate in the 2006 Collective Brands, Inc. Stock Incentive Plan as amended and restated.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Registrant’s Restated Certificate of Incorporation (the “Charter”) provides that it will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Registrant) by reason of the fact that such person is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Registrant in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Registrant.
The Charter further states that the right to indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, and personal representatives of such a person.
Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
As permitted by Section 102(b) (7) of the DGCL, the Charter provides that no director of Registrant will be liable to Registrant or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Registrant or its shareowners; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.
Registrant has entered into indemnification agreements with each director and certain executive officers of Registrant. Generally, each indemnification agreement provides, among other things, (i) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines, penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the DGCL; (ii) for advancement of expenses to the indemnitee in connection with the indemnitee’s defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, Registrant shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (iii) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of Registrant which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy Registrant’s indemnification obligations under the agreement; and (iv) that no legal action be brought and no cause of action be asserted by or on behalf of Registrant against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of Registrant. In addition, Registrant has purchased a directors and officers liability insurance policy.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.
5	Opinion of Counsel as to legality of the securities being registered hereby.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Counsel (included in the opinion filed as Exhibit 5 of this Registration Statement).*

24.1	Power of Attorney of Directors of the Registrant (included on signature page)*

*	Filed Herewith
ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 3rd day of June, 2009.

COLLECTIVE BRANDS, INC.
By:	/s/ Douglas G. Boessen
	Name:	Douglas G. Boessen
	Title:	Division Senior Vice President, Chief Financial Officer and Treasurer

Each person whose signature appears below appoints Harold J. Herman II, Michael J. Massey and Matthew E. Rubel, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Collective Brands, Inc., to sign any and all amendments (including post-effective amendments) to this registration statement and all documents or instruments necessary or appropriate to enable Collective Brands, Inc. to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

By:	/s/ Matthew E. Rubel	Date: June 3, 2009
Matthew E. Rubel
Chairman of the Board, Chief Executive Officer, President (Principal Executive Officer)

By:	/s/ Douglas G. Boessen	Date: June 3, 2009
Douglas G. Boessen
Division Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

By:	/s/ Daniel Boggan Jr.	Date: June 3, 2009
Daniel Boggan Jr.
Director

By:	/s/ Judith K. Hofer	Date: June 3, 2009
Judith K. Hofer
Director

By:	/s/ Mylle B. Mangum	Date: June 3, 2009
Mylle B. Mangum
Director

By:	/s/ John F. McGovern	Date: June 3, 2009
John F. McGovern
Director

By:	/s/ Robert F. Moran	Date: June 3, 2009
Robert F. Moran
Director

By:	/s/ D. Scott Olivet	Date: June 3, 2009
D. Scott Olivet
Director

By:	/s/ Matthew A. Ouimet	Date: June 3, 2009
Matthew A. Ouimet
Director

By:	/s/ Michael A. Weiss	Date: June 3, 2009
Michael A. Weiss
Director

By:	/s/ Robert C. Wheeler	Date: June 3, 2009
Robert C. Wheeler
Director

EXHIBIT INDEX
5	Opinion of Counsel as to legality of the securities being registered hereby.*

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of Counsel (included in the opinion filed as Exhibit 5 of this Registration Statement).*

24.1	Power of Attorney of Directors of the Registrant (included on signature page)*

*	Filed Herewith